Exhibit 99.1

CORRECTION: Broadridge Reports Fourth Quarter and Fiscal Year 2014 Results

LAKE SUCCESS, N.Y., August 7, 2014 - In the press release, “Broadridge Reports Fourth Quarter and Fiscal Year 2014 Results,” issued earlier today by Broadridge Financial Solutions, Inc. (NYSE:BR), a correction is issued to revise the fourth quarter fiscal year 2014 Non-GAAP diluted EPS amount to $1.16 from $1.17 due to a computational error. This correction does not change any other amounts reported. Complete corrected text follows.

Broadridge Reports Fourth Quarter and Fiscal Year 2014 Results

Announces Record Revenues, Earnings, and Closed Sales; Increases Annual Dividend 29% to $1.08 per share

LAKE SUCCESS, N.Y., August 7, 2014 -Broadridge Financial Solutions, Inc. today reported financial results for the fourth quarter and fiscal year ended June 30, 2014. Results for the fiscal year ended June 30, 2014 compared with the same period last year were as follows:

•	Recurring fee revenues increased 9% to $1,642 million from $1,511 million

•	Total revenues increased 5% to $2,558 million from $2,431 million

•	Non-GAAP Net earnings increased 18% to $279 million from $236 million

•	GAAP Net earnings increased 24% to $263 million from $212 million

•	Non-GAAP Diluted earnings per share increased 20% to $2.25 from $1.88

•	GAAP Diluted earnings per share increased 25% to $2.12 from $1.69

•	Recurring revenue closed sales increased 5% to $127 million

Richard J. Daly, President and Chief Executive Officer, commented, “The fourth quarter was successfully executed and enabled Broadridge to achieve another record year with 20% growth in Non-GAAP diluted EPS generated by Net New Business, favorable market conditions, and improved productivity. Client revenue retention remained at exceptional levels driven by the strength of our brand in our market. We continued to build our brand by executing on our growth strategy as we increased investments in the business, completed two tuck-in acquisitions, and introduced new solutions to address our clients’ evolving business needs. The value of our solutions in the marketplace is reflected in our recurring revenue closed sales results which also reached a new high, headlined by an important closed sale with Fidelity Investments to provide investor communications outsourcing services. I am very pleased with our performance in fiscal year 2014 as we remain on our journey to consistently deliver top quartile stockholder returns.”

Mr. Daly added, “Given our financial strength and confidence in the business, the Board has raised our annual dividend amount by approximately 29% to $1.08 per share, representing the seventh consecutive year of an increase in our dividend. Our strong Free cash flows allow us to continue to return capital to our stockholders while also investing in and growing our business.”

Mr. Daly concluded, “Our record performance in fiscal year 2014 positions us for continued success and underscores our commitment to creating long term value for our stockholders. Our fiscal year 2015 guidance anticipates Non-GAAP diluted EPS to be in the range of $2.42 to $2.52 representing 8% to 12% growth over the prior year and recurring revenue growth of 5% to 7%, primarily driven by Net New Business. Our guidance range assumes a nominal contribution from the market-based activities which enhanced our growth in fiscal year 2014. Broadridge is now positioned to grow based on what we can control and not rely on the revenue from market-based activities to fuel our growth. Recurring revenue closed sales are expected to be in the range of $110 million to $150 million and we anticipate strong Free cash flows of approximately $350 million. Our guidance also reflects another year of increased investment in the business. Our position as an industry leader and our continued investments in value-added solutions increases our confidence in continuing to generate sustainable top quartile stockholder returns going forward.”

Financial Results for Fourth Quarter Fiscal Year 2014

For the fourth quarter of fiscal year 2014, revenues increased 2% to $886 million, compared to $865 million for the prior year period. The increase was driven by higher recurring fee revenues of approximately $39 million, or 7%, as a result of Net New Business (defined as recurring revenue closed sales less client losses) and internal growth. GAAP Pre-tax margins were 23.3% compared to 23.4% for the previous fiscal year. Non-GAAP Pre-tax margins were 24.1%, compared to 25.6% for the same period last year.

For the fourth quarter of fiscal year 2014, GAAP Net earnings increased 4% to $140 million, compared to $135 million for the prior year period, primarily due to higher revenues and operating leverage coupled with the positive impact of improved productivity from strategic initiatives. Non-GAAP Net earnings increased to $145 million, compared to $142 million for the same period last year. GAAP Diluted earnings per share increased to $1.13 per share, compared to $1.09 per share in the same period last year. Non-GAAP Diluted earnings per share increased to $1.16 compared to $1.15 per share for the same period last year. Acquisition Amortization and Other Costs decreased GAAP Diluted earnings per share by $0.04 for both the three months ended June 30, 2014 and 2013, respectively.

In addition, during the fourth quarter, the Company repurchased approximately 1.9 million shares of Broadridge common stock at an average price of $40.29 per share under its stock repurchase program.

Analysis of Fourth Quarter Fiscal Year 2014

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment increased $25 million, or 4%, to $715 million in the fourth quarter of fiscal year 2014 compared to $690 million in the fourth quarter of fiscal year 2013. Higher recurring fee revenues contributed $38 million and were partially offset by lower event-driven fee revenues of $9 million and lower distribution revenues of $4 million. The positive contribution from recurring fee revenues was driven primarily by higher internal growth from market-based activities and Net New Business. Pre-tax margins increased by 50 basis points to 30.6% as a result of higher recurring fee revenues.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment increased $1 million, or 1%, to $174 million in the fourth quarter of fiscal year 2014 compared to $173 million in the fourth quarter of fiscal year 2013. The increase was the result of higher Net New Business. Pre-tax margins decreased by 700 basis points to 8.6% as a result of investments.

Other

Pre-tax loss decreased by $7 million in the fourth quarter of fiscal year 2014, primarily due to a decline in Restructuring Charges compared to the same period last year.

Financial Results for Fiscal Year 2014

For the fiscal year ended June 30, 2014, revenues increased $127 million, or 5%, to $2,558 million, compared to $2,431 million for the comparable period last year. The $127 million increase was driven by higher recurring fee revenues of $131 million and higher distribution revenues of $10 million. The positive contribution from recurring fee revenues reflected higher Net New Business and internal growth. Fluctuations in foreign currency exchange rates unfavorably impacted revenues by $14 million. GAAP Pre-tax margins of 15.5% increased as compared to 13.3% for the previous fiscal year, primarily due to higher revenues and operating leverage coupled with the positive effect of improved productivity from strategic initiatives. Non-GAAP Pre-tax margins of 16.4% increased as compared to 15.1% for the same period last year.

For the fiscal year ended June 30, 2014, GAAP Net earnings of $263 million increased 24%, compared to $212 million in the comparable period last year. Non-GAAP Net earnings increased to $279 million, compared to $236 million in the prior year period. GAAP Diluted earnings per share increased to $2.12 per share compared to $1.69 per share for the comparable period last year. Non-GAAP Diluted earnings per share were $2.25 per share compared to $1.88 per share for the comparable period last year. Acquisition Amortization and Other Costs decreased GAAP Diluted earnings per share by $0.13 and $0.12 for the fiscal years ended June 30, 2014 and 2013, respectively.

During the fiscal year ended 2014, our recurring revenue closed sales increased 5% from last year’s comparable period to $127 million. Our fiscal year 2014 Free cash flows were $334 million. During fiscal year 2014, the Company repurchased approximately 2.9 million shares of Broadridge common stock at an average price of $38.89 per share under its stock repurchase program.

Dividend Declaration and Increase

On August 7, 2014, the Company’s Board of Directors approved a quarterly dividend of $0.27 per share payable on October 1, 2014 to stockholders of record on September 15, 2014. This declaration reflects the Board’s approval of an increase in the annual dividend amount by approximately 29% from $0.84 per share to $1.08 per share, subject to the discretion of the Board of Directors to declare quarterly dividends. With this increase, the Company’s annual dividend has increased for the seventh consecutive year since its first full year of dividend payment in fiscal year 2008.

Share Repurchase Authorization

In addition, on August 6, 2014, the Board authorized the repurchase of up to an additional 6.2 million shares of Broadridge common stock. The share repurchases will be made in the open market or privately negotiated transactions in compliance with applicable legal requirements and other factors. With this authorization, the Company currently has approximately 10 million shares available for repurchase under its stock repurchase program.

Fiscal Year 2015 Financial Guidance

The Company anticipates:

•	Recurring revenue growth in the range of 5% to 7%, and total revenue growth in the range of 4% to 6%

•	Non-GAAP Pre-tax margins in the range of 17.3% to 17.7%, and GAAP Pre-tax margins in the range of 16.4% to 16.8%

•	Non-GAAP Diluted earnings per share in the range of $2.42 to $2.52, and GAAP Diluted earnings per share in the range of $2.29 to $2.39, based on diluted weighted-average shares outstanding of approximately 124 million shares

•	Free cash flows in the range of approximately $320 million to $370 million

•	Recurring revenue closed sales in the range of $110 million to $150 million

The Non-GAAP Pre-tax margins and diluted earnings per share guidance ranges exclude the projected impact of Acquisition Amortization and Other Costs. Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases.

Explanation of the Company’s Use of Non-GAAP Financial Measures

In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. In addition, Broadridge believes this Non-GAAP information helps investors understand the effect of these items on reported results and provides a better representation of the Company’s performance. Accompanying this release is a reconciliation of these Non-GAAP measures to the comparable GAAP measures.

Our Net earnings, Diluted earnings per share and Pre-tax margins results that are adjusted to exclude the impact of Acquisition Amortization and Other Costs and Restructuring Charges are Non-GAAP measures. Our fiscal year 2014 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs, and our fiscal year 2013 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs and Restructuring Charges. The Company incurred certain restructuring and reorganization costs during fiscal year 2014 as part of its normal business operations.

Free cash flows is a Non-GAAP measure and is defined by the Company as cash flows from operating activities, less capital expenditures and purchases of intangibles.

Acquisition Amortization and Other Costs

Acquisition Amortization and Other Costs represent amortization charges associated with intangible asset values as well as other transaction costs associated with the Company’s acquisitions. Acquisition Amortization and Other Costs are recorded in our Cost of revenues in the Consolidated Statements of Earnings for the fiscal years ended June 30, 2014 and 2013.

Restructuring Charges

For the fiscal year ended June 30, 2013, there were $20 million in pre-tax charges primarily related to severance costs resulting from the termination of the outsourcing services agreement between the Company and Penson Worldwide, Inc. These charges were recorded in our Other segment and Cost of revenues in the Consolidated Statements of Earnings for the fiscal year ended June 30, 2013.

Earnings Conference Call

An analyst conference call will be held today, Thursday, August 7, 2014 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com. The presentation will also be available to download and print approximately one hour before the webcast. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and business process outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,700 full-time associates in 14 countries. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2015 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (the “2014 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2014 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; declines in participation and activity in the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

David Ng

Broadridge Financial Solutions, Inc.

Managing Director, Head of Investor Relations

(516) 472-5491

Broadridge Financial Solutions, Inc.

Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
Revenues	$885.9	$865.1	$2,558.0	$2,430.8

Cost of revenues	551.2	564.0	1,761.4	1,767.8
Selling, general and administrative expenses	120.9	94.5	376.0	323.6
Other expenses, net	7.2	4.4	25.1	16.2

Total expenses	679.3	662.9	2,162.5	2,107.6

Earnings before income taxes	206.6	202.2	395.5	323.2
Provision for income taxes	66.4	67.6	132.5	111.1

Net earnings	$140.2	$134.6	$263.0	$212.1

Basic earnings per share	$1.16	$1.12	$2.20	$1.74

Diluted earnings per share	$1.13	$1.09	$2.12	$1.69

Weighted-average shares outstanding:
Basic	120.5	120.6	119.6	121.9
Diluted	124.6	123.8	124.1	125.4

Broadridge Financial Solutions, Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	June 30, 2014	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$347.6	$266.0
Accounts receivable, net of allowance for doubtful accounts of $3.3 and $3.7, respectively	424.8	442.4
Other current assets	108.2	98.6

Total current assets	880.6	807.0
Property, plant and equipment, net	88.3	80.9
Goodwill	856.1	778.4
Intangible assets, net	130.0	120.6
Other non-current assets	237.1	231.3

Total assets	$2,192.1	$2,018.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$116.3	$143.1
Accrued expenses and other current liabilities	306.6	277.2
Deferred revenues	61.5	49.2

Total current liabilities	484.4	469.5
Long-term debt	524.1	524.5
Deferred taxes	62.4	71.2
Deferred revenues	59.0	40.2
Other non-current liabilities	100.5	96.8

Total liabilities	1,230.4	1,202.2

Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 and 154.5 shares, respectively; outstanding, 119.5 and 119.0 shares, respectively	1.6	1.6
Additional paid-in capital	810.7	783.0
Retained earnings	973.9	811.3
Treasury stock, at cost: 35.0 and 35.5 shares, respectively	(834.8)	(784.1)
Accumulated other comprehensive income	10.3	4.2

Total stockholders’ equity	961.7	816.0

Total liabilities and stockholders’ equity	$2,192.1	$2,018.2

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months Ended June 30, 2014		Fiscal Year Ended June 30,
	2014	2013	2014	2013
	($ in millions)
Investor Communication Solutions	$714.5	$689.7	$1,866.9	$1,760.2
Securities Processing Solutions	174.1	173.2	694.8	660.5
Other	—	—	—	0.1
Foreign currency exchange	(2.7)	2.2	(3.7)	10.0

Total	$885.9	$865.1	$2,558.0	$2,430.8

	Earnings (Loss) before Income Taxes
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
	($ in millions)
Investor Communication Solutions	$218.9	$207.6	$336.0	$302.1
Securities Processing Solutions	15.0	27.1	119.1	85.2
Other	(30.0)	(37.4)	(75.3)	(80.3)
Foreign currency exchange	2.7	4.9	15.7	16.2

Total	$206.6	$202.2	$395.5	$323.2

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

(In millions, except per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
Adjusted net earnings before income taxes (Non-GAAP)	$213.5	$221.1	$420.2	$367.2
Acquisition Amortization and Other Costs	(6.9)	(6.8)	(24.7)	(23.8)
Restructuring Charges	—	(12.1)	—	(20.2)

Earnings before income taxes (GAAP)	$206.6	$202.2	$395.5	$323.2

Adjusted Pre-tax margins (Non-GAAP)	24.1%	25.6%	16.4%	15.1%
Pre-tax margins (GAAP)	23.3%	23.4%	15.5%	13.3%

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
	($ in millions)
Adjusted net earnings (Non-GAAP)	$144.6	$142.4	$279.0	$236.0
Acquisition Amortization and Other Costs, net of taxes	(4.4)	(4.4)	(16.0)	(15.3)
Restructuring Charges, net of taxes	—	(7.8)	—	(13.0)
Discrete tax items	—	4.4	—	4.4

Net earnings (GAAP)	$140.2	$134.6	$263.0	$212.1

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
Adjusted diluted earnings per share (Non-GAAP)	$1.16	$1.15	$2.25	$1.88
Acquisition Amortization and Other Costs, net of taxes	(0.04)	(0.04)	(0.13)	(0.12)
Restructuring Charges, net of taxes	—	(0.06)	—	(0.10)
Discrete tax items	—	0.04	—	0.03

Diluted earnings per share (GAAP)	$1.13	$1.09	$2.12	$1.69

NOTE: Amounts in these tables may not sum to totals due to rounding.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

EBIT Reconciliation

(In millions)

	FY14	FY15 Guidance Range
	Actuals	Low	High
Adjusted EBIT (Non-GAAP)	$420	$464	$483
Acquisition Amortization and Other Costs	25	24	24
Interest and Other	(25)	(26)	(26)

Adjusted net earnings before income taxes (Non-GAAP)	420	462	480
Acquisition Amortization and Other Costs	(25)	(24)	(24)
Restructuring Charges	—	—	—

Earnings before income taxes (GAAP)	$396	$438	$457

Adjusted EBIT margins (Non-GAAP)	16.4%	17.4%	17.8%
Adjusted Pre-tax margins (Non-GAAP)	16.4%	17.3%	17.7%
Pre-tax margins (GAAP)	15.5%	16.4%	16.8%

NOTE: Amounts in this table may not sum to totals due to rounding.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Fiscal Year 2015 Guidance

(In millions, except per share amounts)

	FY15 Guidance Range (a)
	Low	High
Adjusted net earnings before income taxes (Non-GAAP)	$462	$480
Acquisition Amortization and Other Costs	(24)	(24)

Earnings before income taxes (GAAP)	$438	$457

Adjusted Pre-tax margins (Non-GAAP)	17.3%	17.7%
Pre-tax margins (GAAP)	16.4%	16.8%

	FY15 Guidance Range (a)
	Low	High
Adjusted Diluted earnings per share (Non-GAAP)	$2.42	$2.52
Acquisition Amortization and Other Costs	(0.13)	(0.13)

Diluted earnings per share (GAAP)	$2.29	$2.39

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flows

(In millions)

	FY14	FY15 Guidance Range
	Actuals	Low	High
Net Earnings (GAAP)	$263	$285	$297
Depreciation and amortization (includes other LT assets)	97	100	105
Stock-based compensation expense	35	35	40
Other	(32)	(25)	(22)

Subtotal	363	395	420

Working capital changes	33	25	35
Long-term assets & liabilities changes	(8)	(25)	(15)

Net cash flows provided by operating activities (GAAP)	388	395	440

Net Cash Flows From Investing Activities
Capital expenditures and software purchases	(54)	(75)	(70)

Free cash flows (Non-GAAP)	$334	$320	$370

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.